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                                                                    EXHIBIT 3.13

                            ARTICLES OF INCORPORATION
                                       OF
                          ATES-RAYNER PROPERTIES, INC.

      The undersigned natural person of the age of eighteen (18) years or more, acting as an incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE ONE

      The name of the corporation is ATES-RAYNER PROPERTIES, INC.

                                   ARTICLE TWO

      The period of duration of the corporation is perpetual.

                                  ARTICLE THREE

      The purposes for which the corporation is organized is for the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

      The aggregate number of shares which the corporation shall have the authority to issue is one hundred thousand (100,000) shares of common stock, each share having a par value of one cent ($.01).

                                  ARTICLE FIVE

      The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                   ARTICLE SIX

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      Preemptive rights are expressly denied.

                                 ARTICLE SEVEN

      Cumulative voting is prohibited.

                                 ARTICLE EIGHT

      The Corporation shall indemnify its officers and directors and may indemnify its other employees or agents to the full extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaws, agreement, vote of shareholders or otherwise.

                                  ARTICLE NINE

      No director of the corporation shall be liable to the corporation or any of its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, provided, however, that the limitation of liability contained in this Article Nine shall not eliminate or limit the liability of a director for:

      1. A breach of a director's duty of loyalty to the corporation or its shareholders or members;

      2. An act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

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      3.    A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

      4. An act or omission for which the liability of the director is expressly provided for by the statute; or

      5. An act related to an unlawful stock repurchase or payment of a dividend.

                                   ARTICLE TEN

      The initial bylaws of this corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the bylaws or adopt new bylaws is reserved to the Board of Directors.

                                 ARTICLE ELEVEN

      The street address of the initial registered office of the corporation is 2700 S. Kaufman, Ennis, Texas 75119; and the name of the initial registered agent at such address is W. Trent Ates.

                                 ARTICLE TWELVE

      The number of directors constituting the initial board of directors is two
(2), and the names and addresses of the persons who are to serve as the directors until the first meeting of the shareholders or until their successors are elected and qualified are W. Trent Ates, 2700 S. Kaufman, Ennis, Texas 75119 and Fred Rayner, 2700 S. Kaufman, Ennis, Texas 75119.

                                ARTICLE THIRTEEN

      The name and address of the incorporator is Norman A. Lofgren, 4100 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.

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      IN WITNESS WHEREOF, I have hereunto set my hand, this 20th day of
September, 1996.

                                                 /s/ Norman A. Lofgren
                                                 ---------------------
                                                 INCORPORATOR

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                          ARTICLES OF AMENDMENT OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                          ATES-RAYNER PROPERTIES, INC.

      Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                    ARTICLE I

      The name of the corporation (hereinafter called the "corporation") is Ates-Rayner Properties, Inc.

                                   ARTICLE II

      The following amendment to the Articles of Incorporation was adopted by the sole shareholder of the corporation on December 21, 2000. The amendment changes the name of the corporation.

      The amendment alters or changes Article One of the original Articles of Incorporation and the full text of the provisions so altered is as follows:

                                   Article One

      The name of the corporation is Viastar Properties, Inc.

                                   ARTICLE III

      The number of shares of the corporation outstanding at the time of such adoption was 1,000; and the number entitled to vote thereon was 1,000.

                                   ARTICLE IV

      The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adopting said amendment and any written notice required by Article 9.10 has been given.

Dated: January 2, 2000

                                                    ATES-RAYNER PROPERTIES, INC.

                                                    By:  /s/ W. Trent Ates
                                                         -----------------------
                                                         Name: W. Trent Ates
                                                         Title: President

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      The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adopting said amendment and any written notice required by Article 9.10 has been given.

Dated: January 2, 2000

                                                    ATES-RAYNER PROPERTIES, INC.

                                                    By: /s/ W. Trent Ates
                                                        ------------------------
                                                         Name: W. Trent Ates
                                                         Title: President